Exhibit 99.1

News Release

STREAMLINE HEALTH® STRENGTHENS ITS EXECUTIVE TEAM

Richard Nelli Promoted To Chief Operating Officer; Randy Salisbury Named Chief Marketing Officer

Atlanta, Georgia – February 26, 2014 – Streamline Health Solutions, Inc. (NASDAQ: STRM), a leading provider of transformational data-driven solutions that help healthcare providers reduce exposure to risk, enhance clinical, financial and operational performance and improve patient care today announced several executive management enhancements.  Richard Nelli, formerly Streamline’s Chief Technology Officer, has been named Senior Vice President and Chief Operating Officer to reflect the expansion of the responsibilities of his role at the company.  In addition, Streamline Health has named Randy Salisbury as Senior Vice President and Chief Marketing Officer.  Both gentlemen will report directly to Robert E. Watson, President and Chief Executive Officer, Streamline Health.

As Chief Operating Officer, Mr. Nelli, will continue to oversee all technology development and deployment and will also be responsible for all operational execution of the business, including client service and support.

As Chief Marketing Officer, Mr. Salisbury will oversee all marketing and communications for the company.  Mr. Salisbury, who has served as a consultant to the company for the past two years, will continue to lead the company’s Investor Relations activities.  In this expanded role, Salisbury will utilize his previous experience as a Chief Marketing Officer for a New York Stock Exchange-traded company, as well as his many years of experience in advertising to lead the company’s efforts in enhancing its solutions branding and communications.

“The contributions that these executives have made earned them the right to expand their roles with our company,” said Robert E. Watson. “I am proud to have them on the team and am confident that together we will realize our vision of becoming the leading provider of transformational data-driven solutions for healthcare providers.”

In connection with his hiring, Mr. Salisbury received an award of an option to purchase 125,000 shares of Streamline Health common stock. The option will vest in 36 equal monthly installments over thirty-six month period, with the first installment vesting on March 3, 2014, subject to Mr. Salisbury’s continued employment with the company through the applicable vesting dates. The option will be subject to accelerated vesting in connection with certain qualifying transactions constituting a change of control of the company. This award was made outside of Streamline Health’s stockholder-approved equity incentive plan and was approved by the company’s independent directors as an inducement material to Mr. Salisbury’s entering into employment with the company in reliance on NASDAQ Listing Rule 5635(c)(4), which requires this public announcement.

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) is a healthcare industry leader in capturing, aggregating and translating enterprise data into knowledge - actionable insights that reduce exposure to risk, enhance operational performance and improve patient care. Through our Looking Glass™ Platform we provide clients with meaningful, intelligent SaaS-based solutions from patient engagement to reimbursement.

We share a common calling and commitment to advance the quality of life and the quality of healthcare – for society, our industry, our clients and the communities they serve, and the individual patient.

For more information, please visit our website at www.streamlinehealth.net.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties and are no guarantee of future performance. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the timing of contract negotiations and execution of contracts and the related timing of the revenue recognition related thereto, the potential cancellation of existing contracts or clients not completing projects included in the backlog, the impact of competitive solutions and pricing, solution demand and market acceptance, new solution development, key strategic alliances with vendors that resell the Company’s solutions, the ability of the Company to control costs, availability of solutions from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry generally and the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Contact:

Randy Salisbury

SVP, Chief Marketing Officer

(404)-229-4242

randy.salisbury@streamlinehealth.net